upon filing.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OFTRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: - - - - - - - - - - - - - - - - - - -

USAA ETF TRUST

2.The Certificate of Amendment to the Certificate of Trust is hereby amendedas follows:

The address of the registered office of the trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the registered agent for service of process on the trust is Corporation Service Company. The business office of the said registered agent is identical with said registered office.

3.(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of June, 2017 A.D.

By: _/s/ James G. Whetzel

Trustee

Name: James G. Whetzel

Type or Print

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:05 PM 06/14/2017

FILED 02:05 PM 06/14n 017

SR 20174752457 - FileNumber 5309628